Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Bryan Hatchell (336) 741-0763	RAI 2011-19

RAI reports higher 3Q11 adjusted earnings,

tightens full-year guidance and increases dividend

WINSTON-SALEM, N.C. – October 25, 2011

Third Quarter and Nine Months 2011 – At a Glance

—       Adjusted EPS: Third quarter at $0.70, up 2.9 percent; nine months at $1.96, up 3.7 percent

o       Results exclude $0.07 cents per share for accruals for four Engle progeny lawsuits and other special items*

—       Reported EPS: Third quarter at $0.63, down 3.1 percent; nine months at $1.75, up 26.8 percent

—       RAI tightens 2011 guidance - Adjusted EPS range of $2.63 to $2.68

o       Excludes implementation and integration costs, tax items, Engle progeny lawsuits accruals, and charge for Scott lawsuit

—       RAI announces 5.7 percent dividend increase today

—       R.J. Reynolds posts additional margin and growth-brand gains

—       American Snuff delivers strong volume and share growth

—       RAI recognized as a leader in corporate sustainability 4th straight year

* Special items are detailed in Schedule 2, and include implementation and integration costs, tax items, charge for the Scott lawsuit, and accruals for four Engle progeny lawsuits, as well as 2010 charges related to plant closings, implementation and integration costs, changes in federal health-care laws and Canadian governments’ settlements.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced third-quarter 2011 adjusted EPS of $0.70, up 2.9 percent from the prior-year quarter as higher pricing and productivity improvements more than offset cigarette volume declines. Adjusted results exclude a charge of $0.07 per share for accruals for four Engle progeny lawsuits and implementation and integration costs. Third-quarter reported EPS was $0.63, down 3.1 percent.

For the first nine months of 2011, adjusted EPS was $1.96, up 3.7 percent, while reported EPS was $1.75, up 26.8 percent. Nine-month adjusted results exclude the above items as well as the charge for the Scott lawsuit, tax items, and 2010 charges for health-care changes and Canadian governments’ settlements. Both third-quarter and nine-month earnings results reflect the impact of the sale of Lane, Limited earlier this year.

RAI tightened its 2011 adjusted EPS guidance range to $2.63 to $2.68. This guidance excludes charges related to Engle progeny lawsuits, the Scott lawsuit, implementation and integration costs, and tax items.

3Q and First nine months 2011 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended Sept. 30			For the Nine Months Ended Sept. 30
	2011	2010	% Change	2011	2010	% Change
Net sales	$2,200	$2,239	(1.7)%	$6,458	$6,470	(0.2)%

Operating income
Reported (GAAP)	$635	$662	(4.1)%	$1,753	$1,852	(5.3)%
Adjusted (Non-GAAP)	706	686	2.9%	1,978	1,931	2.4%

Net income
Reported (GAAP)	$367	$381	(3.7)%	$1,024	$804	27.4%
Adjusted (Non-GAAP)	411	396	3.8%	1,149	1,106	3.9%

Net income per diluted share
Reported (GAAP)	$0.63	$0.65	(3.1)%	$1.75	$1.38	26.8%
Adjusted (Non-GAAP)	0.70	0.68	2.9%	1.96	1.89	3.7%

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American continues to deliver solid financial results in this challenging environment, while our transformation strategy shapes the business for long-term success,” said Daniel M. Delen, RAI’s president and chief executive officer. “This performance once again demonstrates our ability to overcome near-term challenges while continuing to position our business for future growth.”

RAI’s board of directors has also approved a 5.7 percent increase in the company’s dividend, demonstrating confidence in the operating companies’ businesses going forward, and the company’s commitment to returning value to shareholders.

Third-quarter results benefited from growth-brand gains at R.J. Reynolds, and strong volume and share growth at American Snuff. In addition, Santa Fe Natural Tobacco Company, Inc. again delivered excellent results, with higher volumes, share and earnings.

“Even with a difficult economic and competitive environment, RAI and its operating companies remain focused on delivering sustainable growth, while driving innovations throughout our businesses,” Delen said. “As we continue to focus on key-brand equity building and identifying additional opportunities for growth, we believe our transformation strategy will sustain the company well into the future.”

R.J. Reynolds

R.J. Reynolds’ third-quarter adjusted operating income was up 2.6 percent from the prior-year quarter, at $587 million. These results exclude the accrual of $63 million for four Engle progeny lawsuits and $5 million in implementation and integration costs. Higher pricing and productivity, as well as gains on growth brands, more than offset lower cigarette volumes on the company’s other brands.

The $63 million accrual was recorded in the third quarter for the four Engle Progeny lawsuits that have proceeded through the appellate process in the state of Florida, and which the company will ask the U.S. Supreme Court to review. This amount includes $53 million for compensatory and punitive damages and $10 million for attorneys’ fees and statutory interest.

For the first nine months of 2011, adjusted operating income was $1.62 billion, up 0.6 percent from the prior-year period. Nine-month adjusted results also exclude the Engle progeny lawsuits accruals, a charge of $139 million related to the Scott smoking-cessation lawsuit, and $16 million in implementation and integration costs.

Third-quarter adjusted operating margin increased 1.4 percentage points to 31.2 percent, while nine-month adjusted operating margin was 29.3 percent, up 0.5 percentage points from the prior-year period.

“R.J. Reynolds’ third-quarter performance shows the strength and resilience of its business model,” Delen said. “Despite the ongoing economic challenges and significant competitive activity, the heritage and innovation its brands bring to the market continued to drive improved performance during the quarter.”

The company’s third-quarter cigarette shipment volume declined 6.8 percent from the prior-year quarter. Excluding the company’s private label brands, volume decreased 6.4 percent, which was in line with the industry. For the nine-month period, R.J. Reynolds’ volume decline, excluding private label brands, was 4.4 percent, compared to an industry decline of 3.7 percent.

R.J. Reynolds’ total third-quarter cigarette market share of 27.2 percent was down 1.0 share point from the prior-year quarter, as growth-brand gains were more than offset by declines on the company’s other brands, which have been significantly impacted by the high levels of competitive promotional activity. For the nine-month period, the company’s market share, excluding private label brands, was unchanged from the prior-year period, at 27.4 percent.

Combined market share for Camel and Pall Mall, the company’s growth brands, increased by 0.6 percentage points from the prior-year quarter, to 16.5 percent.

Camel, R.J. Reynolds’ premium-priced growth brand, saw a slight decline of 0.1 share point in the third quarter to 7.9 percent, compared to a very strong performance in the prior-year quarter. Premium-priced products continue to face challenging market trends as the weak economy and high unemployment continue to put pressure on tobacco consumers’ disposable income.

Camel’s menthol styles, which utilize R.J. Reynolds’ innovative capsule technology, continued to perform extremely well. Camel’s third-quarter menthol market share, which includes Camel Crush styles, increased by 0.5 percentage points from the prior-year quarter, to 2.4 percent.

“In late July, R.J. Reynolds expanded nationally Camel Crush’s second style, Camel Crush Bold,” Delen said. “This product has a more full-bodied, richer tobacco taste, and the company expects Camel Crush Bold to further broaden the appeal of the Camel brand and drive future growth.”

Camel SNUS continued its positive momentum in the third quarter, maintaining its position as the leader in this innovative smokeless category. “With more than 70 percent of snus category market share, it’s clear that Camel SNUS has led the way for adult tobacco consumers who want more options for enjoying tobacco in today’s society,” Delen said.

Pall Mall, R.J. Reynolds’ value-priced growth brand, continued to perform well in the third quarter, with both volume and share gains. The brand’s high quality and lower price offer exceptional value to consumers, making Pall Mall very appealing in the current economic environment. Despite significant competitive activity and many offerings below Pall Mall’s price point, the brand’s third-quarter market share rose 0.7 percentage points from the prior-year period, to 8.6 percent.

American Snuff

American Snuff’s third-quarter adjusted operating income was $90 million, down 12.1 percent from the prior-year quarter. This decline was driven by the impact of the sale of Lane, Limited early this year, which contributed about $10 million to the company’s operating income in the prior-year period.

American Snuff’s nine-month adjusted operating income, which was also impacted by the Lane sale, was $258 million, down 5.1 percent from the prior-year period. These results exclude $3 million in implementation and integration costs.

Third-quarter adjusted operating margin of 54.9 percent was down slightly from the prior-year quarter, while adjusted operating margin for the first nine months climbed to 53.2 percent, up 1.9 percentage points from the prior-year period.

“Considering the impact of the Lane sale on American Snuff’s prior-year comparisons, and the investment in retail contracts to further strengthen its moist-snuff business, we remain pleased with the strong market performance the company has delivered this year,” Delen said.

American Snuff’s moist-snuff shipment volume increased 7.0 percent from the prior-year quarter, contributing to a gain of 7.7 percent in the nine-month period. This compares favorably to moist-snuff category growth of about 5 percent this year.

The company’s third-quarter moist-snuff retail market share also delivered strong gains, increasing 1.1 percentage points from the prior-year quarter, to 31.6 percent.

Delen noted that Grizzly, the company’s flagship brand, made excellent gains in volume and share again in the quarter, despite intense competitive activity.

Grizzly’s third-quarter shipment volume increased by 9.1 percent from the prior-year quarter, and shipments for the nine-month period were up 9.9 percent.

Retail market share for Grizzly increased 1.6 percentage points from the prior-year quarter, to 27.8 percent. The brand’s strong performance is benefiting from new retail contracts and the larger R.J. Reynolds field trade-marketing organization that now also serves American Snuff.

American Snuff’s premium brand, Kodiak, remained relatively stable in the quarter and throughout the year, with a modest decline in market share from the prior-year quarter, to 3.6 percent.

FINANCIAL UPDATE

“RAI again delivered solid underlying financial performance in the third quarter, despite the challenging environment,” said Thomas R. Adams, Reynolds American’s chief financial officer. “Our operating companies continue to manage these challenges and deliver sustainable, positive results.”

Based on this performance, RAI has tightened its adjusted 2011 EPS guidance range to $2.63 to $2.68. This excludes the impact of Engle progeny lawsuits, the Scott lawsuit, implementation and integration costs, and tax items.

The company’s board of directors has also approved an increase of $0.03 per share, or 5.7 percent, in the quarterly dividend, to $0.56. This action increases the annual dividend rate to $2.24 per share from $2.12 per share. The dividend will be payable on Jan. 3, 2012, to shareholders of record on Dec. 9, 2011.

“Reynolds American has again reaffirmed its commitment to building shareholder value with its second increase in the dividend this year,” said Adams. “This increase brings the total dividend growth to 14.3 percent this year, and is in line with the company’s policy of returning about 80 percent of net income to shareholders in the form of dividends.”

Reynolds American’s third-quarter adjusted EPS was $0.70, up 2.9 percent from the prior-year quarter on higher pricing and productivity gains. For the first nine months of 2011, adjusted EPS was $1.96, up 3.7 percent from the prior-year period. Adjusted results exclude the impact of the Engle progeny lawsuits, the Scott lawsuit, implementation and integration cost, and tax items, as well as prior-year charges related to plant closings, implementation and integration costs, federal health-care changes and Canadian governments’ settlements.

On a reported basis, third-quarter EPS was $0.63, down 3.1 percent from the prior-year quarter primarily due to the Engle progeny lawsuits. Nine-month EPS was $1.75, up 26.8 percent from the prior-year period. Both third-quarter and nine-month earnings results reflect the impact of the Lane sale.

RAI’s third-quarter adjusted operating margin was 32.1 percent, up 1.5 percentage points from the prior-year quarter, and nine-month adjusted operating margin increased to 30.6 percent.

Adams also noted that RAI remains committed to maintaining a strong balance sheet. The company ended the third quarter with $2.0 billion in cash balances, after contributing $75 million to the pension plans.

“RAI’s resilience and sound business strategies give us confidence as we move ahead,” Adams said. “We are committed to delivering value to our shareholders not only today, but over the long term as well.”

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss third-quarter 2011 results at 9:00 a.m. Eastern Time on Tuesday, October 25, 2011. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Bryan Hatchell at (336) 741-0763.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at http://www.reynoldsamerican.com/events.cfm to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include:

•

the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise-tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•

decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle Progeny cases;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•

the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions and expansion of R.J. Reynolds’ field trade-marketing organization, without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies; and

•	the expiration of the standstill provisions of the governance agreement.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

•

R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly, Kodiak and Levi Garrett.
•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.
•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at http://www.reynoldsamerican.com/invest.cfm.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales, external	$2,063	$2,146	$6,078	$6,141
Net sales, related party	137	93	380	329

Net sales	2,200	2,239	6,458	6,470
Cost of products sold	1,148	1,184	3,424	3,437
Selling, general and administrative expenses	411	387	1,263	1,124
Amortization expense	6	6	18	19
Asset impairment and exit charges	-	-	-	38

Operating income	635	662	1,753	1,852
Interest and debt expense	55	55	165	176
Interest income	(3)	(3)	(9)	(9)
Other expense (income), net	2	(8)	2	4

Income from continuing operations before income taxes	581	618	1,595	1,681
Provision for income taxes	214	237	571	661

Income from continuing operations	367	381	1,024	1,020
Losses from discontinued operations, net of tax	-	-	-	(216)

Net income	$367	$381	$1,024	$804

Basic net income per share:
Income from continuing operations	$0.63	$0.65	$1.76	$1.75
Losses from discontinued operations	-	-	-	(0.37)

Net income	$0.63	$0.65	$1.76	$1.38

Diluted net income per share:
Income from continuing operations	$0.63	$0.65	$1.75	$1.75
Losses from discontinued operations	-	-	-	(0.37)

Net income	$0.63	$0.65	$1.75	$1.38

Basic weighted average shares, in thousands	582,912	583,052	582,939	582,977

Diluted weighted average shares, in thousands	586,082	585,011	585,868	584,638

Segment data:
Net sales:
RJR Tobacco	$1,882	$1,917	$5,533	$5,579
American Snuff	163	185	483	528
All Other	155	137	442	363

	$2,200	$2,239	$6,458	$6,470

Operating income:
RJR Tobacco	$519	$561	$1,402	$1,572
American Snuff	89	95	255	253
All Other	51	33	164	91
Corporate	(24)	(27)	(68)	(64)

	$635	$662	$1,753	$1,852

Supplemental information:
Excise tax expense	$1,050	$1,130	$3,116	$3,279
Master Settlement Agreement and other state settlement expense	$628	$650	$1,850	$1,887
Federal tobacco buyout expense	$55	$62	$173	$184
FDA fees	$28	$15	$88	$45

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended Sept. 30,
	2011			2010
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$635	$367	$0.63	$662	$381	$0.65
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	8	5	0.01	24	15	0.03
Engle Progeny lawsuits	63	39	0.06	-	-	-

Total adjustments	71	44	0.07	24	15	0.03

Adjusted results	$706	$411	$0.70	$686	$396	$0.68

	Nine Months Ended Sept. 30,
	2011			2010
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$1,753	$1,024	$1.75	$1,852	$804	$1.38
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	23	14	0.02	41	26	0.04
Scott lawsuit	139	88	0.15	-	-	-
Engle Progeny lawsuits	63	39	0.06	-	-	-
Tax items	-	(16)	(0.02)	-	-	-
Asset impairment and exit charges	-	-	-	38	33	0.06
Health-care subsidy tax charge	-	-	-	-	27	0.04
Loss on discontinued operations	-	-	-	-	216	0.37

Total adjustments	225	125	0.21	79	302	0.51

Adjusted results	$1,978	$1,149	$1.96	$1,931	$1,106	$1.89

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Sept. 30, 2011	Dec. 31, 2010
Assets
Cash and cash equivalents	$2,010	$2,195
Other current assets	2,395	2,607
Trademarks and other intangible assets, net	2,656	2,675
Goodwill	8,010	8,010
Other noncurrent assets	1,332	1,591

	$16,403	$17,078

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,341	$2,589
Other current liabilities	1,705	1,783
Long-term debt (less current maturities)	3,212	3,701
Deferred income taxes, net	702	518
Long-term retirement benefits (less current portion)	1,485	1,668
Other noncurrent liabilities	244	309
Shareholders’ equity	6,714	6,510

	$16,403	$17,078

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States, and Lane, Limited until its sale on February 28, 2011.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended Sept. 30,
	2011		2010
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff

GAAP operating income	$519	$89	$561	$95

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	5	1	11	7
Engle Progeny lawsuits	63	-	-	-

Total adjustments	68	1	11	7

Adjusted operating income	$587	$90	$572	$102

	Nine Months Ended Sept. 30,
	2011		2010
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff

GAAP operating income	$1,402	$255	$1,572	$253

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	16	3	14	18
Engle Progeny lawsuits	63	-	-	-
Scott lawsuit	139	-	-	-
Asset impairment and exit charges (2)	-	-	24	-

Total adjustments	218	3	38	18

Adjusted operating income	$1,620	$258	$1,610	$271

(1) For the three and nine months ended September 30, 2011, RAI and its operating companies recorded aggregate implementation costs of $8 million and $23 million, respectively, including $2 million and $4 million, respectively, in non-reportable operating segments, related to plant closings and other implementation costs. For the three and nine months ended September 30, 2010, RAI and its operating companies recorded such costs of $24 million and $41 million, respectively, including $6 million and $9 million, respectively, in non-reportable operating segments.

(2) RAI and its operating companies recorded aggregate asset impairment and exit charges of $38 million in the second quarter of 2010, including $14 million in non-reportable operating segments.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2011	2010	Units	%	2011	2010	Units	%
Camel (filter styles)	5.6	5.6	0.0	0.5%	16.0	16.1	(0.1)	-0.9%
Pall Mall	5.6	5.5	0.1	2.2%	16.4	14.9	1.6	10.6%

Total growth brands	11.2	11.0	0.1	1.3%	32.4	31.0	1.4	4.6%

Total support brands	6.7	8.0	(1.2)	-15.7%	20.5	23.9	(3.4)	-14.3%

Total non-support brands	0.8	1.0	(0.3)	-25.1%	2.4	3.6	(1.2)	-33.3%

Total R.J. Reynolds domestic	18.7	20.1	(1.4)	-6.8%	55.3	58.5	(3.2)	-5.5%
Total R.J. Reynolds exc P/L	18.6	19.9	(1.3)	-6.4%	55.1	57.6	(2.5)	-4.4%

Total premium	10.7	11.5	(0.8)	-6.6%	31.4	33.7	(2.3)	-6.7%
Total value	8.0	8.6	(0.6)	-7.1%	23.9	24.9	(1.0)	-3.9%
Premium/total mix	57.3%	57.2%			56.8%	57.5%

Industry	74.4	79.5	(5.1)	-6.4%	221.4	229.9	(8.6)	-3.7%
Premium	51.5	55.5	(4.0)	-7.2%	155.8	161.7	(5.9)	-3.6%
Value	22.8	24.0	(1.1)	-4.8%	65.6	68.2	(2.7)	-3.9%
Premium/total mix	69.3%	69.8%			70.4%	70.3%
RETAIL SHARE OF MARKET:
	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010	Change		2011	2010	Change
Camel (filter styles)	7.9%	8.0%	(0.1)		7.8%	7.6%	0.2
Pall Mall	8.6%	7.8%	0.7		8.5%	7.1%	1.4

Total growth brands	16.5%	15.8%	0.6		16.3%	14.8%	1.6

Total support brands	9.7%	11.0%	(1.3)		10.1%	11.4%	(1.3)

Total non-support brands	1.0%	1.4%	(0.4)		1.1%	1.8%	(0.7)

Total R.J. Reynolds domestic	27.2%	28.2%	(1.0)		27.5%	28.0%	(0.5)
Total R.J. Reynolds exc P/L	27.1%	27.9%	(0.8)		27.4%	27.4%	-

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2011	2010	Units	%	2011	2010	Units	%
Kodiak	11.4	12.0	(0.5)	-4.4%	34.2	35.5	(1.2)	-3.5%
Grizzly	90.0	82.5	7.5	9.1%	263.1	239.3	23.8	9.9%
Other	0.8	1.1	(0.3)	-26.3%	2.4	3.6	(1.1)	-31.8%

Total moist snuff cans	102.2	95.5	6.7	7.0%	299.8	278.4	21.4	7.7%

RETAIL SHARE OF MARKET:
	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010	Change		2011	2010	Change
Kodiak	3.6%	3.9%	(0.3)		3.7%	3.9%	(0.3)
Grizzly	27.8%	26.2%	1.6		27.5%	25.8%	1.6
Other	0.2%	0.3%	(0.1)		0.2%	0.3%	(0.1)

Total retail share of market	31.6%	30.5%	1.1		31.4%	30.1%	1.3

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail share of market for moist snuff based on A.C. Nielsen Monthly Retail Off-Take data.